Exhibit 99.1

November 6, 2014

COMPANY CONTACT :
FutureFuel Corp.
Lee E. Mikles, President
(805) 565-9800 www.futurefuelcorporation.com

FutureFuel releases third quarter and nine month 2014 results

Reports net income of $11.5 million or $0.26 per diluted share, and adjusted EBITDA of $15.9 million

Conference call begins at 9:00 a.m. Eastern time November 7, 2014

CLAYTON, Mo. (November 6, 2014) – FutureFuel Corp . (NYSE: FF), a manufacturer of custom and performance chemicals and biofuels, today announced financial results for the three and nine months ended September 30, 2014.

Third Quarter 2014 Financial Highlights (all comparisons are with the third quarter of 2013)

●	Revenues were $103.1 million, down 15% from $121.1 million
●	Adjusted EBITDA was $15.9 million, down 44% from $28.2 million
●	Net income decreased to $11.5 million, or $0.26 per diluted share, from $15.3 million, or $0.35 per diluted share.

First Nine Months of 2014 Financial Highlights (all comparisons are with the first nine months of 2013)

●	Revenues were $253.4 million, down 21% from $319.3 million
●	Adjusted EBITDA was $32.7 million, down 54% from $71.3 million
●	Net income decreased to $23.1 million, or $0.53 per diluted share, from $47.5 million, or $1.10 per diluted share.

“Although profits and revenues decreased from prior years, the Company performed admirably, especially in the most difficult biodiesel environment. New chemical projects continue to improve output,” said Lee Mikles, President of FutureFuel Corp.

2014 Regular Cash Dividends

FutureFuel declared normal quarterly dividends of $0.12 per share for 2014. The remaining 2014 dividend will be paid in December.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, include:

FutureFuel Corp.

Certain Financial and Operating Metrics

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Dollar Change	% Change
Revenues	$103,135	$121,119	$(17,984)	(14.8)%
Income from operations	$18,175	$23,515	$(5,340)	(22.7)%
Net income	$11,451	$15,297	$(3,846)	(25.1)%
Earnings per common share - basic	$0.26	$0.35	$(0.09)	(25.7)%
Earnings per common share – diluted	$0.26	$0.35	$(0.09)	(25.7)%
Capital expenditures (net reimbursements)	$671	$7,570	$(6,899)	(91.1)%
Adjusted EBITDA	$15,902	$28,177	$(12,275)	(43.6)%

	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013	Dollar Change	% Change
Revenues	$253,371	$319,347	$(65,976)	(20.6)%
Income from operations	$29,797	$67,440	$(37,643)	(55.8)%
Net income	$23,072	$47,503	$(24,431)	(51.4)%
Earnings per common share - basic	$0.53	$1.10	$(0.57)	(51.8)%
Earnings per common share – diluted	$0.53	$1.10	$(0.57)	(51.8)%
Capital expenditures (net of customer reimbursements and grants)	$5,790	$11,179	$(5,389)	(48.2)%
Adjusted EBITDA	$32,719	$71,251	$(38,532)	(54.1)%

Third Quarter Financial and Business Summary

Revenues for the three months ended September 30, 2014 decreased 15% to $103,135,000 as compared to revenues for the three months ended September 30, 2013 of $121,119,000.  During the third quarter final shortfall revenue of $8,816,000 was recognized related to the production of the graphite anode material. The shortfall revenue recognized in the 3 months ended September 30, 2013 was $2,264,000. Excluding the impact of the shortfall revenue for both years, total revenue for the current three months ended decreased 21% as compared to the same quarter for the prior year.

Revenues from biofuels decreased 25% to $58,196,000, a decrease of $19,238,000 from the third quarter of 2013 and accounted for 56% of total revenues in the third quarter of 2014 as compared to 64% in the third quarter of 2013. We experienced both decreased biodiesel demand and reduced biodiesel selling prices in the third quarter of 2014 as compared to the third quarter of 2013. The biodiesel industry continues to suffer severely from the absence of both the 2014 final renewable fuel mandate from the government and the $1.00 per gallon federal blenders’ credit. The lack of the 2014 mandate has depressed the value of biodiesel RINs, which in turn has impacted biodiesel demand and revenue.

Revenues from chemicals increased 3% during the most recent quarter compared to the third quarter of 2013, accounting for 44% of total revenues compared to 36% in the same quarter a year ago. Exclusive of shortfall revenues, chemical revenue decreased 13% as compared to the same quarter for the prior year. Within the chemicals segment, revenues for the three months ended September 30, 2014 were primarily impacted by reduced sales volumes from the bleach activator, the discontinuation of two custom products, and sales deferred to October due to a process disruption. Chemical sales were benefitted by increased sales volumes of the new proprietary herbicide intermediate we began selling at the first of 2014. We are transitioning the production capacity of our original herbicide customer to produce new herbicide intermediates for other customers.

Income from operations decreased to $18,175,000 in the three months ended September 30, 2014 from $23,515,000 in the three months ended September 30, 2013. FutureFuel does not report income from operations by segment, but does report segment gross profit. The chemicals segment gross profit increased 29% to $17,824,000 in the three months ended September 30, 2014 from $13,827,000 in the three month ended September 30, 2013. Biofuels segment gross profit decreased to $3,048,000 in the three months ended September 30, 2014 from $12,191,000 in the three months ended September 30, 2013. Market conditions were significantly less favorable for biodiesel in 2014 as compared to 2013 largely as a result of the expiration of the $1.00 per gallon federal blenders’ credit and the absence of a final mandate from the government for 2014 renewable fuel volumes. Biofuels gross profit was benefitted by hedging gains. For the third quarter of 2014, hedging gains totaled $5,239,000, as compared to hedging losses of $1,947,000 in the third quarter of 2013.   The increase in the chemical segment gross profit was primarily the result of shortfall revenue from the graphite anode material mostly offset by reduced sales volumes of: (i) two custom chemicals we no longer sell; (ii) reduced sales volumes of other custom chemicals, in part from process disruption; and (iii) the impact of a larger fixed cost allocation as chemical segment revenues comprised a larger percentage of revenues. Chemical segment gross profit benefited from the absence of an asset impairment. In the third quarter of 2013, there was an impairment charge of $1,420,000 and no such impairment charge existed in the third quarter of 2014.

Net income for the quarter decreased 23% to $11,451,000 or $0.26 per diluted share from $15,297,000, or $0.35 per diluted share, for the third quarter of 2013. This decrease was the net result of the factors noted above. Adjusted EBITDA totaled $15,902,000 in the third quarter of 2014 as compared to $28,177,000 in the third quarter of 2013.

Nine Month Financial and Business Summary

Revenues for the nine months ended September 30, 2014 decreased 21% to $253,371,000 as compared to revenues for the nine months ended September 30, 2013 of $319,347,000. Revenues from biofuels decreased 25% to $145,547,000, from $193,500,000 and accounted for 57% of total revenues in the first nine months of 2014, and 61% of total revenues in 2013.  Revenues from chemicals were $107,824,000, decreased 14% from $125,847,000 and accounted for 43% of total revenues in the first nine months of 2014.  Exclusive of the shortfall revenue, chemical revenues declined 20%.

Revenues for the chemical segment were primarily impacted by reduced sales volumes from the original herbicide intermediate customer, the bleach activator, and the discontinuation of two chemical products, changes in unit pricing, and sales deferred to October due to a process disruption. We are currently working to develop new markets and product applications for the proprietary bleach activator technology.

Revenues from the biofuels segment suffered from the weak renewable energy market circumstances with no 2014 renewable energy usage mandate in place and the expiration of the $1.00 per gallon federal blenders’ credit at December 31, 2013.

Income from operations for the nine months ended September 30, 2014 decreased 56% to $29,797,000 as compared to $67,440,000 for the nine months ended September 30, 2013. FutureFuel does not report income from operations by segment, but does report segment gross profit. Gross profit for biodiesel decreased to $3,063,000 for the nine months ended September 30, 2014 as compared to $33,347,000 for the nine months ended September 30, 2013. This significant reduction in biofuel segment gross profit was largely the result of items noted above for the three month period. Benefitting the biofuels segment was hedging gains that totaled $4,945,000 in the first nine months of 2014 as compared to hedging gains in the first nine months of 2013 of $1,719,000.

The chemicals segment gross profit decreased 18% to $33,989,000 in the nine months ended September 30, 2014 from $41,678,000 in the nine months ended September 30, 2013. The reduction in chemical segment gross profit was largely the result of reduced sales volumes, particularly volumes of: (i) two other custom chemicals we no longer sell; (ii) the bleach activator; (iii) the original proprietary herbicide intermediate; (iv) deferred sales due to process disruption; and (v) the impact of a larger fixed cost allocation as previously noted. Chemical segment gross profit benefited from the absence of an asset impairment. In the first nine months of 2013, there was an impairment charge related to the graphite anode material of $1,420,000 and no such impairment charge existed in the first nine months of 2014.

Net income decreased 51% for the first nine months of 2014 to $23,072,000, or $0.53 per diluted share, compared with $47,503,000 or $1.10 per diluted share during the first nine months of 2013. This decrease was the net result of the factors noted above. Adjusted EBITDA totaled $32,719,000 in the first nine months of 2014 as compared to $71,251,000 in the first nine months of 2013.

Capital Expenditures

Capital expenditures were $6,691,000 in the first nine months of 2014, compared with $13,431,000 in the first nine months of 2013. FutureFuel was reimbursed for a portion of these expenditures by certain customers as summarized in the following table.

(Dollars in thousands)

	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Cash paid for capital expenditures	$6,691	$13,431
Cash received as reimbursement of capital expenditures	(901)	(2,252)
Cash paid, net of reimbursement, for capital expenditures	$5,790	$11,179

Cash and Cash Equivalents and Marketable Securities

Cash and cash equivalents and marketable securities totaled $194,878,000 as of September 30, 2014, compared with $190,734,000 as of December 31, 2013.

Conference Call and Webcast

A conference call and webcast will be held November 7, 2014 beginning at 9:00 a.m. Eastern time (8:00 a.m. Central time). To access the conference call, dial (877) 251-1860 (U.S. and Canada) or (224) 357-2386 (international callers). The webcast will also be available in the investor relations section of the company’s website at www.futurefuelcorporation.com. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international callers) and enter the conference ID number: 26605575.

About FutureFuel

FutureFuel is a leading manufacturer of diversified specialty chemical products and biobased products comprised of biofuels and biobased chemical products. In its chemicals business, it manufactures specialty chemicals for specific customers (custom manufacturing) as well as multi-customer specialty chemicals (performance chemicals). Its custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, proprietary herbicide and intermediates for a major life sciences company, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. The performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. In its biofuels segment, the company predominantly produces biodiesel. Visit www.futurefuelcorporation.com for more information on FutureFuel.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements deal with FutureFuel’s current plans, intentions, beliefs, and expectations, and statements of future economic performance. Statements containing such terms as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. In addition, from time to time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that the company makes with United States Securities and Exchange Commission (the “SEC”), in press releases, or in oral statements made by or with the approval of one of FutureFuel’s authorized executive officers.

These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FutureFuel’s Form 10-K Annual Report for the year ended December 31, 2012 and in its future filings made with the SEC. An investor should not place undue reliance on any forward-looking statements contained in this document which reflect FutureFuel’s management’s opinions only as of their respective dates. Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements. The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones FutureFuel faces. New factors emerge from time to time, and it is not possible for the company to predict which will arise. There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business. In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, FutureFuel’s business, operating results, liquidity, and financial condition could be materially affected in an adverse manner. An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto. All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Non-GAAP Financial Measures

In this press release, FutureFuel used adjusted EBITDA as a key operating metric to measure both performance and liquidity. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP), as a measure of performance or liquidity. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash share-based compensation expense, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, loss on disposal of property and equipment, gains or losses on derivative instruments, other non-operating income or expense, and, in 2013, the impact from the retroactive reinstatement of the 2012 $1.00 biodiesel blenders tax credit. Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation and liquidity of FutureFuel’s business. FutureFuel’s calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies.

Adjusted EBITDA allows FutureFuel’s chief operating decision makers to assess the performance and liquidity of FutureFuel’s business on a consolidated basis to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to fund capital expenditures, and to pay dividends. In particular, FutureFuel management believes that adjusted EBITDA permits a comparative assessment of FutureFuel’s operating performance and liquidity, relative to a performance and liquidity based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among its operating segments without any correlation to their underlying operating performance, and of non-cash stock-based compensation expense, which is a non-cash expense that varies widely among similar companies, and gains and losses on derivative instruments, whose immediate recognition can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

A table included in this earnings release reconciles adjusted EBITDA with net income, the most directly comparable GAAP performance financial measure, and a table reconciles adjusted EBITDA with cash flows from operations, the most directly comparable GAAP liquidity financial measure.

FutureFuel Corp.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	September 30, 2014	December 31, 2013
Assets
Cash and cash equivalents	$88,632	$86,463
Accounts receivable, net of allowances of $46 and $0, respectively	33,615	33,249
Inventory	59,184	42,164
Marketable securities	106,246	104,271
Other current assets	17,294	17,141
Total current assets	304,971	283,288
Property, plant and equipment, net	128,375	128,671
Other assets	2,627	2,488
Total noncurrent assets	131,002	131,159
Total Assets	$435,973	$414,447

Liabilities and Stockholders’ Equity
Accounts payable	$29,273	$15,784
Other current liabilities	21,473	24,612
Total current liabilities	50,746	40,396
Deferred revenue – long-term	15,820	13,522
Other noncurrent liabilities	31,510	31,939
Total noncurrent liabilities	47,330	45,461
Total liabilities	98,076	85,857
Commitments and contingencies
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 43,722,388 and 43,342,830 issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	4	4
Accumulated other comprehensive income	8,488	7,436
Additional paid in capital	277,192	276,328
Retained earnings	52,213	44,822
Total stockholders’ equity	337,897	328,590
Total Liabilities and Stockholders’ Equity	$435,973	$414,447

FutureFuel Corp.

Condensed Consolidated Statements of Operations and Comprehensive Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2014	2013
Revenues	$103,135	$121,119
Cost of goods sold and distribution	82,263	95,101
Gross profit	20,872	26,018
Selling, general and administrative expenses	1,969	1,637
Research and development expenses	728	866
	2,697	2,503
Income from operations	18,175	23,515
Other income, net	1,410	1,128
Income before income taxes	19,585	24,643
Provision for income taxes	8,134	9,346
Net income	$11,451	$15,297

Earnings per common share
Basic	$0.26	$0.35
Diluted	$0.26	$0.35
Weighted average shares outstanding
Basic	43,361,123	43,339,000
Diluted	43,387,238	43,394,369

Comprehensive Income
Net income	$11,451	$15,297
Other comprehensive loss from unrealized net losses on available-for-sale securities, net of tax benefit of $(433) in 2014 and of ($60) in 2013	(695)	(93)
Comprehensive income	$10,756	$15,204

FutureFuel Corp.

Condensed Consolidated Statements of Operations and Comprehensive Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Revenues	$253,371	$319,347
Cost of goods sold and distribution	216,319	244,322
Gross profit	37,052	$75,025
Selling, general and administrative expenses	4,956	5,012
Research and development expenses	2,299	2,573
	7,255	7,585
Income from operations	29,797	67,440
Other income, net	8,400	6,013
Income before income taxes	38,197	73,453
Provision for income taxes	15,125	25,950
Net income	$23,072	$47,503

Earnings per common share
Basic	$0.53	$1.10
Diluted	$0.53	$1.10
Weighted average shares outstanding
Basic	43,352,552	43,202,022
Diluted	43,395,566	43,236,765

Comprehensive Income
Net income	$23,072	$47,503
Other comprehensive income from unrealized gains on available-for-sale securities, net of tax of $656 in 2014 and $2,150 in 2013	1,052	3,450
Comprehensive income	$24,124	$50,953

FutureFuel Corp.

Consolidated Statements of Cash Flows

For the Nine Months Ended June 30, 2014 and 2013

(Dollars in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows provided by operating activities
Net income	$23,072	$47,503
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,722	8,050
Provision/(benefit) for deferred income taxes	2,132	(1,499)
Change in fair value of derivative instruments	1,923	715
Other than temporary impairment of marketable securities	-	336
Impairment of fixed assets	247	17,963
Gain on the sale of investments	(2,900)	(2,227)
Losses on disposals of fixed assets	15	87
Stock based compensation	980	-
Noncash interest expense	19	18
Changes in operating assets and liabilities:
Accounts receivable	(4,870)	(5,384)
Accounts receivable – related parties	4,504	(6,122)
Inventory	(17,020)	(5,700)
Income tax receivable	3,536	-
Prepaid expenses	1,608	1,253
Accrued interest on marketable securities	118	109
Other assets	(3,012)	(230)
Accounts payable	5,429	12,646
Accounts payable – related parties	8,060	(707)
Income taxes payable	-	514
Accrued expenses and other current liabilities	(1,444)	4,984
Accrued expenses and other current liabilities – related parties	96	155
Deferred revenue	(2,729)	(15,184)
Net cash provided by operating activities	26,486	57,280
Cash flows from/(used in) investing activities
Collateralization of derivative instruments	(4,465)	(1,572)
Purchase of marketable securities	(30,312)	(39,565)
Proceeds from the sale of marketable securities	32,945	30,907
Proceeds from the sale of fixed assets	3	55
Capital expenditures	(6,691)	(13,431)
Net cash used in investing activities	(8,520)	(23,606)
Cash flows from financing activities
Proceeds from the issuance of stock	-	19,292
Minimum tax withholding on stock options exercised	(175)	40
Excess tax benefits associated with stock options	59	-
Payment of dividends	(15,681)	(14,301)
Net cash (used in)/provided by financing activities	(15,797)	5,031
Net change in cash and cash equivalents	2,169	38,705
Cash and cash equivalents at beginning of period	86,463	58,737
Cash and cash equivalents at end of period	$88,632	$97,442
Cash paid for income taxes	$7,000	$26,900

The accompanying notes are an integral part of these financial statements.

FutureFuel Corp.

Reconciliation of Non-GAAP Financial Measure to Financial Measure

(Dollars in thousands)

(Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended September 30,
	2014	2013
Adjusted EBITDA	$15,902	$28,177
Depreciation	(2,195)	(2,666)
Non-cash stock based compensation	(776)	-
Interest and dividend income	1,432	1,370
Interest expense	(6)	(6)
Loss on disposal of property and equipment	(11)	(87)
Gains/(losses) on derivative instruments	5,239	(1,947)
Other income, net	-	(198)
Income tax expense	(8,134)	(9,346)
Net income	$11,451	$15,297

	Nine Months Ended September 30,
	2014	2013
Adjusted EBITDA	$32,719	$71,251
Depreciation and amortization	(6,722)	(8,050)
Non-cash stock-based compensation expense	(908)	-
Retroactive reinstatement of 2012 $1.00 blender credit	-	2,535
Interest and dividend income	5,369	4,212
Interest expense	(19)	(18)
Loss on disposal of property and equipment	(15)	(87)
Gains on derivative instruments	4,945	1,719
Other income/(expense), net	2,900	1,891
Income tax expense	(15,125)	(25,950)
Net income	$23,072	$47,503

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Adjusted EBITDA	$32,719	$71,251
(Benefit from) provision for deferred income taxes	2,132	(1,499)
Impairment of fixed assets	247	17,963
Retroactive reinstatement of 2012 $1.00 blenders credit	-	2,535
Interest and dividend income	5,369	4,212
Income tax expense	(15,125)	(25,950)
Gains on derivative instruments	4,945	1,719
Change in fair value of derivative instruments and marketable securities	1,923	715
Changes in operating assets and liabilities, net	(5,724)	(13,666)
Net cash provided by operating activities	$26,486	$57,280

FutureFuel Corp.

Condensed Consolidated Segment Income

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2014	2013
Revenues
Chemicals	$44,939	$43,685
Biofuels	58,196	77,434
Revenues	$103,135	$121,119

Segment gross profit
Chemicals	$17,824	$13,827
Biofuels	3,048	12,191
Segment gross profit	20,872	26,018
Corporate expenses	(2,697)	(2,503)
Income before interest and taxes	18,175	23,515
Interest and other income	1,432	1,370
Interest and other expense	(22)	(242)
Provision for income taxes	(8,134)	(9,346)
Net income	$11,451	$15,297

	Nine Months Ended September 30,
	2014	2013
Revenues
Chemicals	$107,824	$125,847
Biofuels	145,547	193,500
Revenues	$253,371	$319,347

Segment gross profit
Chemicals	$33,989	$41,678
Biofuels	3,063	33,347
Segment gross profit	37,052	75,025
Corporate expenses	(7,255)	(7,585)
Income before interest and taxes	29,797	67,440
Interest and other income	8,419	6,103
Interest and other expense	(19)	(90)
Provision for income taxes	(15,125)	(25,950)
Net income	$23,072	$47,503

Depreciation is allocated to segment costs of goods sold based on plant usage. The total assets and capital expenditures of FutureFuel have not been allocated to individual segments as large portions of these assets are shared to varying degrees by each segment, causing such an allocation to be of little value.